Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020

FOR IMMEDIATE RELEASE

Graham Corporation Announces Conversion of

2020 Annual Meeting of Stockholders to Virtual Event

BATAVIA, NY, July 21, 2020 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and defense industries, today announced that due to the ongoing public health impact of the COVID-19 pandemic, and to support the health and well-being of its stockholders, directors, officers and employees, the format of the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company has been changed. As previously announced, the Annual Meeting will be held on Tuesday, August 11, 2020 at 11:00 a.m., Eastern Time, however the Company has made the decision that this year’s Annual Meeting will now be held solely by remote communication, in a virtual-only format. The Annual Meeting will not be held at a physical location, and stockholders will not be able to physically attend the Annual Meeting. This does not represent a change in the Company’s stockholder engagement philosophy, and the Company expects to resume in-person stockholder meetings next year.

In order to attend the virtual Annual Meeting, stockholders of record as of the close of business on June 19, 2020 must sign-in via the internet at www.virtualshareholdermeeting.com/GHM2020. To vote at the virtual Annual Meeting, stockholders will need their 16-digit control number included within their proxy card, notice of internet availability of proxy materials or voter instruction form.

Whether stockholders plan to participate in Graham Corporation’s 2020 Annual Meeting, all stockholders are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the Company’s 2020 proxy materials. The proxy card included with the proxy materials will not be updated to reflect the change in meeting format but may continue to be used to vote shares in connection with the 2020 Annual Meeting. Stockholders are also encouraged to return their proxies, as instructed in the materials, as early as possible to avoid any processing delays that may be caused by the COVID-19 pandemic.

Further information regarding the change of venue of the Annual Meeting can be found in the Notice of Change of Location of Annual Meeting of Stockholders filed by the Company as definitive additional material with the Securities and Exchange Commission on July 21, 2020.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

For more information, contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Christopher M. Gordon
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / cgordon@Keiadvisors.com

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